Exhibit 10.47

[English translation of agreement originally executed in German]

Employment Agreement for Managerial Employee

Between ERICH JAEGER GmbH,

97204 Höchberg, Leibnizstraße 7,

- hereinafter referred to as “the Firm” -

and

Mr. Hans-Joachim Schülke, born 10.05.1961,

97320 Mainstockheim, Am Haselberg 16

- hereinafter referred to as “the Employee” -

the following employment contract for managerial employees is agreed upon:

1.	Tasks and position

(1)	The Employee has been employed by the Firm since 01 November 1987. Effective 01 July 1995 the Employee is employed as product manager and head of development in an employment relationship for managerial employees. This activity shall end effective 31 May 1998.

(2)	The Employee will assume the operational management of HMS Health Management Systems GmbH. The specifics of this activity are laid down in Exhibit 1 to this contract.

(3)	The Employee shall report directly to the management of HMS and the management of Erich Jaeger GmbH, respectively.

(4)	The Firm reserves its right to reassign organisation and responsibilities. In this event, the Employee can claim to be re-transferred to his old position or any comparable position. Likewise, the Firm retains the right to transfer the Employee to his old position.

(5)	The Employee may be assigned different or additional functions which are reasonable and compatible with the Employee’s experience and knowledge.

2.	Position according to the Works Constitution Act (Betriebsverfassungsgesetz)

The Employee will fulfil his tasks independently which have been assigned to him with regard to the importance for existence and development of the company due to his special experience and knowledge. He shall be regarded as managerial employee according to section 5 Works Constitution Act.

3.	Remuneration

(1)	The Employee shall receive for his working activities an annual remuneration of DM 126,000 gross. This remuneration equals 12 monthly salaries and shall be paid after having made the statutory deductions in the following amounts:

•	Twelve monthly salaries payable at the end of the calendar month

(2)	The Employee shall receive, upon achievement of targets to be determined by the management, which will consider the economic situation of the company, an additional bonus payment (according to Exhibit 2) , the amount of which will depend on fulfilment of the agreed targets. The bonus payment is an annual special payment, which does not constitute a legal entitlement for the following year.

(3)	The remuneration is based on working time required for the business and shall include required overtime work and work on Sundays and on public holidays.

(4)	The annual remuneration shall be reviewed annually. The review shall take into account the personal performance of the employee and the economic development of the Firm in a reasonable manner.

(5)	The Employee shall receive monthly capital forming payments upon presentation of a valid agreement on capital forming payments in a maximal amount of DM 52, .

4.	Additional benefits

(1)	Travel expenses will be reimbursed according to the relevant tax guidelines. In case the expenses exceed the permissible lump sums according to the relevant tax guidelines, the Employee is obliged to present relevant documentation. Further, the travel expense policy of the Firm is to be applied.

(2)	The Employee shall be entitled to a company car, which he can also use privately. Details shall be governed by a separate company car agreement, which forms part of this employment contract.

5.	Vacation/paid periods of release

(1)	The Employee shall be entitled to an annual vacation of 30 days. The time of vacation shall be determined in agreement with the Firm.

(2)	Further periods of paid release shall be governed by the applicable rules of the company.

6.	Business invention

For business inventions and improvement suggestions of the Employee the rules of the Employee Inventions Act (Arbeinehmererfindungsgesetz) as well as the “regulations for the remuneration of employee inventions in private businesses” are to be applied as amended from time to time.

7.	Side activities

(1)	The Employee shall devote his full working time and capacity to the Firm’s business and shall always obey the reputation and interests of the Firm.

(2)	All side activities for remuneration shall require prior consent of the management.

(3)	Prior consent shall also be required before taking up a public office or honorary activities in trade or professional associations.

8.	Duty to secrecy/confidentiality

(1)	The Employee shall not disclose to any third party any confidential business information, including company secrets. This obligation shall, as far as legally possible, survive the termination of this contract.

(2)	Upon termination of this agreement, the Employee is obliged to return all documents in his position, which relate to his business activities, to the Firm.

(3)	The employee shall not process, communicate, make available or otherwise use protected personal data unauthorised (§ 5 Federal Data Protection Act—Bundesdatenschutzgesetz). Violations of the obligation to data secrecy can be subject to punitive fines and imprisonment according to section 41 Federal Data Protection Act and other regulations.

9.	Term/Notice period

(1)	This contract is concluded for an unlimited term and can be terminated by either side with a period six month to the half year or to the end of a calendar year.

(2)	The parties agree that they will inform each other at the earliest possible date in the event of an intention to terminate this contract.

(3)	The termination requires a notice in writing.

(4)	After notice of termination, the Firm is entitled to release the Employee from his work duties without indicating reasons while continuing to pay his remuneration.

(5)	The employment contract shall end without notice not later than the expiry of the month in which the Employee reaches the regular retirement age according to the relevant social security laws.

(6)	The right to terminate this contract extraordinarily without notice remains unaffected.

10.	Direct insurance

The Firm will conclude an irrevocable direct insurance with a contribution amount of DM 3,408 p. a. in 1995.

The company shall pay the relevant taxes.

This direct insurance will subsequently be continued in unchanged conditions.

11.	Non compete obligation

The Employee is obliged for a period of one year after the termination of the employment contract not to engage in a business, which is in competition with the Firms business or which obviously intends to engage in the same business as the Firm, nor is he entitled to set up or participate in any competing enterprise or to support or advice such enterprise, or to be engaged in the supervisory or advisory board of such enterprise.

Competitive business according to the above is any company in Germany or abroad—irrespective of the legal form—including companion plant—which produces or sells the same or similar products as the Firm and, therefore, is in competition with it.

(1)	Scope of application

This non compete obligation is to be applied worldwide

(2)	Compensation

For the duration of the post contractual non compete clause, the Firm is obliged to pay the Employee compensation in the amount of at least 50 % of the contractual remuneration he received last for every year of the post contractual non compete obligation. The compensation shall be due at the end of each calendar month. Any payment which the Employee received due to other use of his workforce or which he maliciously refrains from earning shall be deducted from the compensation, provided that the compensation plus these sums would exceed the most recent contractual remuneration by more than 10%. In case the Employee is obliged to change his residence due to the non compete obligation this 10 % figure shall be replaced by 25%.

The Employee is obliged, during the time of this non compete obligation, to inform the Firm on demand of the amount he has earned as well as the addresses of respective employer and any change of residence. The Employee is obliged to present his tax card at the end of each calendar year.

(3)	Contractual penalty

In case the Employee breaches the non compete obligation, he shall pay a contractual penalty in the amount three monthly salaries. In case the Firm does not insist on the fulfilment of the non compete obligation, the right to demand payment of the contractual penalty shall remain unaffected, irrespective of the prove of a damage suffered by the violation of the contract. In this case, the claim to fulfilment shall be excluded. The Firms right to further damages shall not be effected.

(4)	Termination

In event of a termination of the contract by the Firm, without the Employee having given severe reason for such termination based on his person, the non compete obligation shall not be applied, if the Employee declares within one month after the termination has been effected in writing that he is not bound by the non compete agreement. The non compete obligation shall remain in effect, if, when effecting such termination, the Firm commits itself to pay the Employee the full remuneration last received during the entire term of the non compete obligation.

Prior to one month before termination of the employment relationship, the Firm may wave the prohibition of competition by means of a written statement, with the effect that, beginning one year after the date of the declaration, the Firm will be free of the obligation to pay compensation (para. 2).

Without the requirement of a termination, the non compete obligation shall end by no later than the calendar month in which the employee has reached the regular retirement age.

(5)	Final provision

In addition, the statutory provisions (sections 74 ss. Commercial Code) shall apply.

The Employee confirms that he has received a binding version of the agreement, signed by both parties.

12.	Final provisions

(1)	No further agreements have been made in addition to this contract. Any amendments or additions to this contract must be made in writing and be signed by both parties.

(2)	In the event that individual provisions of this contract are ineffective, the remaining regulations shall remain in effect. In due of the invalid provision as a remedy of the possible incompleteness of the contract, an appropriate valid provision, which the parties would have intended if they had known of the ineffectiveness or of the incompleteness of the contract and which corresponds to the commercial effect of the invalid provision, shall replace the invalid one.

(3)	This employment contract supersedes all prior agreements between the parties.

For the Firm	The Employee

Hoechberg, 26.05.1998		Hoechberg, 26.05.1998

Erich Jaeger GmbH		/s/ Hans-Joachim Schuelke
Hans-Joachim Schuelke
/s/ F. W. Kruger	/s/ R. Eichler
F. W. Kruger	R. Eichler